Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Michael Boccio – Sloane & Company
	408-519-9677	212-446-1867
	ir@tivo.com	mboccio@sloanepr.com

TIVO ELECTS WILLIAM CELLA TO ITS BOARD OF DIRECTORS

ALVISO, CA – February 19, 2009 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today announced the election of William Cella to the TiVo Board of Directors. Mr. Cella’s selection to TiVo’s board increases the membership to 9, including 8 independent, outside directors. His appointment is effective immediately.

“Bill has a deep understanding of the media and entertainment industries and his insights and advice will undoubtedly strengthen our Board of Directors and help our management team develop strategies that will grow the TiVo brand worldwide,” said Tom Rogers, CEO of TiVo. “Bill’s stature in the advertising industry is unique and his input and insights related to our advertising and audience research businesses will be particularly valuable. We are pleased to welcome someone of Bill’s reputation and experience to our Board.”

Mr. Cella said, “When you think of game changing initiatives in media, TiVo tops the list. It will be a privilege to work with Tom Rogers and the Board as they direct the continuing evolution of this company especially in the area of reshaping the advertising and audience measurement sectors.”

Mr. Cella, age 58, currently serves as Chairman and Chief Executive Officer of The Cella Group LLC, a firm he founded in 2008 which provides media sales representation, consultations in media, as well as sport and entertainment representation, to leading companies. Prior to that, he was the Chairman and Chief Executive Officer of MAGNA Global Worldwide, a media negotiation, research and programming unit of the Interpublic Group of Companies. Prior to that, Mr. Cella held the position at of Executive Vice President, Director of Broadcast and Programming for Universal McCann North America, where he was responsible for over $2 billion of national broadcast time on network, cable and syndicated television. He began his career at ABC where he worked for 15 years, first as an account executive for WXYZ-TV in Detroit later rising to the position of Vice President of Sports Sales for ABC Television Network. Mr. Cella was inducted into the Broadcasting and Cable Hall of Fame in 2007.

About TiVo Inc.

Founded in 1997, TiVo (Nasdaq: TIVO - News) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers and our website, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass(TM) recordings and WishList® searches and TiVo KidZone, have elevated its popularity among consumers and have created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo(TM) transfers and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way. ®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience research measurement.

TiVo, ‘TiVo, TV your way.’, Season Pass, WishList, TiVoToGo, Stop||Watch, Power||Watch, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2009 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.